                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           THE VONS COMPANIES, INC.
- --------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

       TERRENCE J. WALLOCK, EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
- --------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2)
     or Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

                              [LOGO OF THE VONS
                               COMNPANIES, INC.]

                               ----------------

                            NOTICE OF ANNUAL MEETING
                                OF SHAREHOLDERS
                                  MAY 3, 1995

                               ----------------

  NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of The Vons Companies, Inc. ("Vons") will be held at The Vons Companies, Inc. headquarters building, 618 Michillinda Avenue, Arcadia, California 91007, on Wednesday, May 3, 1995, at 9:00 a.m., Pacific Daylight Savings Time, for the following purposes:

    1. To elect four directors; and

    2. To transact such other business as may be properly brought before the meeting or any adjournment thereof.

  Shareholders of record at the close of business on March 13, 1995 will be entitled to vote at said meeting or any adjournment thereof.

  The Board of Directors urges each shareholder to read carefully the enclosed proxy statement.

  Shareholders are requested to vote for their choices and to date, sign and return the enclosed proxy card in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you plan to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

  All shareholders are cordially invited to attend the meeting.

                                          /s/ TERRENCE J. WALLOCK

                                          Terrence J. Wallock,
                                          Secretary

March 27, 1995

                               [LOGO OF THE VONS
                                COMPANIES, INC.]

                               ----------------

                                PROXY STATEMENT
                                      FOR
                         ANNUAL MEETING OF SHAREHOLDERS
                                  MAY 3, 1995

                               ----------------

                                 INTRODUCTION

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of The Vons Companies, Inc., a Michigan corporation ("Vons" or the "Company"), of proxies to be used at the Annual Meeting of Shareholders to be held at The Vons Companies, Inc. headquarters building, 618 Michillinda Avenue, Arcadia, California 91007, on Wednesday, May 3, 1995, at 9:00 a.m., Pacific Daylight Savings Time (the "Meeting"), and at any adjournments thereof, for the purpose of electing four directors. A form of proxy is enclosed for use at the Meeting.

  Unless contrary instructions are indicated on the proxy, all shares represented by valid proxies received pursuant to this solicitation (and not revoked before they are voted) will be voted for all the directors named below. As for any other business which may properly come before the Meeting and be submitted to a vote of shareholders, proxies received by the Board of Directors will be voted in accordance with the best judgment of the designated proxy holders.

  A proxy may be revoked at any time before it is exercised by giving written notice of revocation to the Secretary of Vons or by submitting prior to the time of the Meeting a properly executed proxy bearing a later date. Shareholders who have executed and returned a proxy and who then attend the Meeting and desire to vote in person are requested to so notify the Secretary prior to the time of the Meeting.

  The mailing address of Vons is 618 Michillinda Avenue, Arcadia, California 91007, and its telephone number is 818/821-7000. The approximate date when this Proxy Statement and form of proxy are being first sent to shareholders is March 27, 1995.

                              GENERAL INFORMATION

VOTING SECURITIES AND SOLICITATION OF PROXIES

  The close of business on March 13, 1995, has been fixed by the Board of Directors as the Record Date for the determination of shareholders entitled to notice of and to vote at the Meeting or at any adjournments thereof.

  Shares of Vons common stock, of which 43,404,092 shares were outstanding as of the Record Date, are the only voting securities of Vons. Each shareholder of record at the close of business on the Record Date is entitled to one vote for each share of Vons common stock then held on each matter to come before the Meeting, including the election of directors.

  Vons will bear the cost of solicitation of proxies. In addition to the use of mail, proxies may be solicited by personal interview, telephone or telegraph by officers, directors and other employees of Vons. Vons will also request persons, firms and corporations holding shares in their names, or in the names of their nominees which are beneficially owned by others, to send or cause to be sent proxy material to, and obtain proxies from, such beneficial owners and will reimburse such holders for their reasonable expenses in so doing. In addition, Vons has retained Georgeson & Company Inc. ("Georgeson") to assist in the solicitation of proxies. Georgeson may solicit proxies by mail, telephone, telegraph and personal solicitation, and will request brokerage houses and other nominees, fiduciaries and custodians nominally holding shares of record of Vons common stock to forward proxy soliciting material to the beneficial owners of such shares. For these services, Vons will pay Georgeson a fee estimated not to exceed $6,500, plus reimbursement of expenses.

BUSINESS HISTORY

  Vons' grocery business was founded in 1906. From 1969 until December 1985, it was owned, along with certain other merchandising businesses, by Household International, Inc. In 1985 these merchandising businesses were acquired in a leveraged buy-out by a newly formed corporation, which kept the grocery business and sold all of the other merchandising businesses. In 1987 the newly formed corporation was merged with and into Allied Supermarkets, Inc., a Michigan corporation, (the "Allied Merger") and the surviving corporation was renamed The Vons Companies, Inc., a Michigan corporation. On the same date as the Allied Merger, substantially all of the business previously operated by Allied was sold to a company organized by the former management of Allied, leaving the Company with operations located only in Southern California and Clark County, Nevada, as they existed prior to the Allied Merger.

  In August 1988, Vons purchased substantially all of the operations of Safeway Inc. ("Safeway") in Southern California (the "Safeway Acquisition"). As a result of the Safeway Acquisition and other purchases of Vons common stock, Vons' largest shareholder, owning approximately 35% of the outstanding shares of Vons common stock on the Record Date, is Safeway Southern California, Inc., an indirect subsidiary of Safeway, which is an affiliate of Kohlberg Kravis Roberts & Co. ("KKR").

                             ELECTION OF DIRECTORS

  The Board of Directors of Vons is currently comprised of eleven directors divided into three classes serving staggered terms, normally of three years each. The term of office of one class of directors expires each year, and, at each annual meeting, the successors to the directors of the class whose term is expiring in that year are elected to hold office for a term of three years and until their successors are elected and qualified. The current terms of four directors expire in 1996, three expire in 1997 and four expire this year. In the event that a nominee for director should become unavailable for election, it is intended that the shares represented by proxies voted in favor of the nominee will be voted for such substitute nominee as may be named by the Board of Directors.

  Under Article III, Section 2, of Vons' By-Laws, nominations of persons for election to the Board, other than those made by or at the direction of the Board, may be made at the Meeting only if pursuant to a timely notice delivered or mailed to the Secretary of Vons. To be timely, a shareholder's notice must be delivered to or mailed and received at Vons' principal executive offices not less than 50, nor more than 75, days prior to the Meeting, unless less than 65 days' notice or prior public disclosure of the date of the Meeting is given or made to shareholders, in which case notice of a nomination must be received not later than the close of business on the 15th day following the day on which notice of the date of the Meeting was mailed to shareholders or public disclosure of the Meeting date was made, whichever is earlier. A notice of nomination must set forth each nominee's name, age, business and residential addresses, principal occupation or employment, beneficial ownership of Vons capital stock and any other information relating to the nominee that is required to be disclosed in solicitations for proxies pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The notice must additionally set forth the name and record address of the shareholder making the nomination, as well as such shareholder's beneficial ownership of Vons capital stock. Vons may require any proposed nominee to furnish such other information as may reasonably be required by Vons to determine the eligibility of such proposed nominee. At the Meeting, nominations by or at the direction of the Board will be made on its behalf by Roger E. Stangeland, the Chairman of the Board, or by such other person or persons as the Board may direct.

  The following table sets forth certain information about the directors standing for election at the Meeting:

                       NOMINEES FOR ELECTION AS DIRECTOR

                                                                        YEAR
                                                            DIRECTOR  NEW TERM
                                                        AGE  SINCE   WILL EXPIRE
                                                        --- -------- -----------
   Lawrence A. Del Santo...............................  61   1994      1998
   Robert I. MacDonnell................................  57   1988      1998
   Peter A. Magowan....................................  52   1988      1998
   William Y. Tauscher.................................  45   1987      1998

  Mr. Del Santo has been Vice Chairman and Chief Executive Officer of Vons since April 1994. Prior to joining the Company, he served as Senior Executive Vice President and Chief Operating Officer--Food of American Stores Company ("American") from March 1993 to April 1994, and prior to that Chairman of Lucky Stores, Inc., a subsidiary of American, from 1989 to 1993.

  Mr. MacDonnell has been a General Partner of KKR since 1982. Affiliates of KKR may be deemed to be controlling persons of Safeway. Mr. MacDonnell is also a director of Safeway, Owens-Illinois Group, Inc., Owens-Illinois, Inc. and AutoZone, Inc. He is one of four representatives of Safeway on Vons' Board of Directors. See "Principal and Management Shareholders."

  Mr. Magowan is Chairman of the Board of Safeway and President and Managing General Partner of the San Francisco Giants. Mr. Magowan was Chief Executive Officer of Safeway from 1980 to May 1993. He served as President of Safeway from March 1988 to October 1992. He also serves on the Board of Directors of Chrysler Corporation and Caterpillar, Inc. He is one of four representatives of Safeway on Vons' Board of Directors. See "Principal and Management Shareholders."

  Mr. Tauscher has been Chairman, Chief Executive Officer and President of Vanstar, Inc., formerly ComputerLand Corporation, for more than the past five years.

  The following table sets forth certain information about the continuing directors of Vons:

                         DIRECTORS CONTINUING IN OFFICE

                                                                        YEAR
                                                            DIRECTOR  NEW TERM
                                                        AGE  SINCE   WILL EXPIRE
                                                        --- -------- -----------
   Steven A. Burd......................................  45   1993      1997
   William S. Davila...................................  63   1989      1996
   Fritz L. Duda.......................................  57   1987      1997
   James H. Greene, Jr. ...............................  44   1993      1996
   John M. Lillie......................................  58   1994      1996
   Charles E. Rickershauser, Jr. ......................  66   1991      1996
   Roger E. Stangeland.................................  65   1987      1997

  Mr. Burd has been President of Safeway since October 1992, serving initially as Chief Operating Officer and, commencing May 1993, as Chief Executive Officer. From 1987 to October 1992, Mr. Burd was a principal of Burd & Associates, a management consulting firm. Mr. Burd is also a director of Safeway and is one of the four representatives of Safeway on Vons' Board of Directors. See "Principal and Management Shareholders."

  Mr. Davila served as President of Vons and its predecessor from 1984 until his retirement in March 1992, after which he became President Emeritus. From July 1987 to February 1990, he was President and Chief Operating Officer of Vons. Mr. Davila also serves on the Boards of Directors of Wells Fargo Bank, Pacific Gas and Electric Company and Geo. A. Hormel & Co.

  Mr. Duda has been President of the Fritz Duda Company, a real estate investment, building and development firm, for more than the past five years.

  Mr. Greene has been an executive of KKR for more than the last five years and a General Partner of KKR since January 1993. Affiliates of KKR may be deemed to be controlling persons of Safeway. Mr. Greene is also a director of Safeway, Owens Illinois, Inc., Owens-Illinois Group, Inc., RJR Nabisco Holdings Corp., RJR Nabisco, Inc., The Stop & Shop Companies, Inc. and Union Texas Petroleum Holdings, Inc. He is one of four representatives of Safeway on Vons' Board of Directors. See "Principal and Management Shareholders."

  Mr. Lillie has been President of American President Companies, Ltd. since August 1990, serving initially as Chief Operating Officer and, commencing January 1992, as Chief Executive Officer. From May 1989 to August 1990 Mr. Lillie was General Partner of Sequoia Associates, a private investment firm. Prior to that Mr. Lillie had been Chairman and Chief Executive Officer of Lucky Stores, Inc. since 1986.

  Mr. Rickershauser served as Chairman of the Board and Chief Executive Officer of the Pacific Stock Exchange Incorporated from January 1980 to March 1986, at which time he joined the law firm of Fried, Frank, Harris, Shriver & Jacobson of Los Angeles as a partner. In November 1990, Mr. Rickershauser retired. He now serves as Chairman of the Board and Chief Executive Officer of PS Group, Inc., positions he has held since April 1991 and September 1994, respectively. In addition to PS Group, Inc., Mr. Rickershauser also serves on the Boards of Directors of City National Corporation and its subsidiary, City National Bank, and Lee Enterprises, Inc.

  Mr. Stangeland has been Chairman and an officer of Vons for more than the past five years. He served as Chief Executive Officer of Vons from 1987 until April 1994. He is also a director of Advanced Promotion Technologies, Inc.

MEETINGS OF BOARD OF DIRECTORS AND BOARD COMMITTEES

  During the 1994 fiscal year, Vons' Board of Directors held six meetings. Vons' Board has a standing Executive Committee, Audit Committee and Compensation Committee. The Executive Committee, composed of Mr. Stangeland, Chairman, Mr. Del Santo, Mr. Greene and Mr. MacDonnell, met one time in 1994. Its functions are to exercise such powers as the full Board of Directors may delegate to the Executive Committee from time to time. The Audit Committee, currently composed of Mr. Duda, Chairman, Mr. Davila, and Mr. Lillie, met two times during the fiscal year. Its functions are (1) to meet periodically with Vons' management and independent public accountants to make inquiries regarding the manner in which the responsibilities of each are being discharged and to report thereon to the Board; (2) to recommend for the approval of Vons' Board of Directors the annual appointment of independent public accountants; and (3) to review with the independent public accountants the scope of audit and non-audit assignments, the accounting principles being applied by Vons, the scope of internal financial and auditing procedures and the adequacy of internal controls. The Compensation Committee, currently composed of Mr. Burd, Chairman, Mr. Magowan, Mr. Rickershauser, and Mr. Tauscher, met two times during the fiscal year. Its functions have been (1) to review Vons' general compensation strategy; (2) to establish the salaries of, and review and administer the benefit and compensation programs for, Vons' executive officers; (3) to review and administer the Vons 1990 Stock Option and Restricted Stock Plan; and (4) to approve any contractual obligations relating to employment of officers. For additional information with respect to the Compensation Committee, see "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

  No current member of the Board of Directors attended fewer than 75% of the total number of meetings of the Board or of the Committees, if any, on which such member served that were held during the fiscal year ended January 1, 1995.

                     PRINCIPAL AND MANAGEMENT SHAREHOLDERS

PRINCIPAL SHAREHOLDERS

  Except as set forth below, the management of Vons is not aware of any beneficial holder of 5% or more of outstanding Vons common stock as of the Record Date.

                                                               AMOUNT
                                                            BENEFICIALLY PERCENT
                                                              OWNED ON     OF
                                                            RECORD DATE   CLASS
                                                            ------------ -------
Safeway Southern California, Inc.(1).......................  15,126,000   34.8
 Fourth and Jackson Streets
 Oakland, California 94660

- --------
(1) Safeway Southern California, Inc. is an indirect wholly-owned subsidiary of Safeway, approximately 62% of the outstanding stock of which is owned by two limited partnerships, of which the sole general partner is KKR Associates, a New York limited partnership and an affiliate of KKR. KKR Associates, in its capacity as general partner, may be deemed to beneficially own such shares of common stock of Safeway. Saul A. Fox, Eduard A. Gilhuly, Perry Golkin, James H. Greene, Jr., Henry R. Kravis, Robert I. MacDonnell, Michael W. Michelson, Paul E. Raether, Clifton S. Robbins, George R. Roberts, Scott M. Stuart and Michael T. Tokarz are the general partners of KKR Associates and, in such capacity, may be deemed to have beneficial ownership of any shares of common stock of Safeway beneficially owned by KKR Associates, but disclaim any such beneficial ownership. Steven A. Burd, a director of Vons and President and Chief Executive Officer of Safeway, James H. Greene, Jr., a director of Vons and a general partner of KKR Associates, Robert I. MacDonnell, a director of Vons and a general partner of KKR Associates, and Peter A. Magowan, a Vons director and Chairman of the Board of Safeway, all disclaim beneficial ownership of Vons common stock owned by Safeway Southern California Inc. and Safeway.

MANAGEMENT SHAREHOLDERS

  The following table sets forth as to each director, nominee and certain executive officers, individually, and all executive officers and directors as a group, the number of shares of Vons common stock beneficially owned by such person or group as of the Record Date.

                                                                          AMOUNT AND NATURE OF
                                                                         BENEFICAL OWNERSHIP(1)
                                                                     ------------------------------
                                                                                CURRENTLY
                                                                     SHARES OF EXERCISABLE TOTAL AS
                                                                      COMMON      STOCK    PERCENT
         NAME OF BENEFICIAL OWNER                 CAPACITY             STOCK   OPTIONS(2)  OF CLASS
         ------------------------                 --------           --------- ----------- --------
 Steven A. Burd(3)......................  Director                           0     7,889       *
 William S. Davila......................  Director                     173,494     8,948       *
 Lawrence A. Del Santo..................  Vice Chairman and Chief       58,900   125,000       *
                                           Executive Officer
 Fritz L. Duda(4)(5)....................  Director                   1,035,506    16,967     2.42%
 Richard E. Goodspeed(4)................  President and Chief           43,000    67,500       *
                                           Operating Officer
 James H. Greene, Jr.(3)................  Director                           0     7,327       *
 Robert J. Kelly........................  Executive Vice President      29,847    37,875       *
 John M. Lillie(4)......................  Director                       5,000     1,908       *
 Robert I. MacDonnell(3)................  Director                           0    15,992       *
 Peter A. Magowan(3)....................  Director                           0    19,387       *
 Charles E. Rickershauser, Jr. .........  Director                       5,000     9,030       *
 Roger E. Stangeland(6)(7)(8)...........  Chairman                     858,692   150,000     2.32%
 William Y. Tauscher....................  Director                           0     9,756       *
 Terrence J. Wallock....................  Executive Vice President         401    27,814       *
 Directors and Executive Officers as a
  Group (15 persons) (3)(4)(5)(6)(7)(8).                             2,209,840   517,995     6.21%

- --------
*  Less than 1%

(1) Unless otherwise indicated, (a) beneficial ownership is direct, and (b) the person indicated has sole voting and investment power over the shares of common stock indicated.

(2) Shares that may be acquired pursuant to options exercisable within 60 days of the Record Date. All expressions of percentage of shares held assume that the options of the particular person or group in question have been exercised and no others.

(3) Does not include 15,126,000 shares of Vons common stock presently owned by Safeway Southern California, Inc. and Safeway. See the immediately preceding table for information regarding shares owned by Safeway Southern California, Inc. and Safeway. Mr. Burd, Mr. Greene, Mr. MacDonnell and Mr. Magowan each disclaim beneficial ownership of the shares of Vons common stock owned by Safeway Southern California, Inc. and Safeway, which are not included in the above table.

(4) Shares held in trust.

(5) Does not include 4,000 shares of Vons common stock held by Duda Children's Trust No. 3. Mr. Duda disclaims any beneficial ownership of such shares, inasmuch as they are administered by an independent trustee, and he has no shared or other voting power over them.

(6) Does not include 96,435 shares of Vons common stock held by three children's trusts. Mr. Stangeland disclaims any beneficial ownership of such shares, inasmuch as they are administered by an independent trustee and he has no shared or other voting power over them.

(7) Includes 816,691 shares registered in the name of a corporation as to which Mr. Stangeland claims beneficial ownership.

(8) Includes 42,000 shares held in a charitable foundation, of which Mr. Stangeland is a director.

CHANGES IN CONTROL AND VOTING AGREEMENTS

  As of December 3, 1987, Vons entered into an Acquisition Agreement and Plan of Merger and Reorganization, as amended, among Vons, certain Vons subsidiaries, Safeway Southern California, Inc., Safeway, and certain subsidiaries of Safeway Southern California, Inc., in connection with the Safeway Acquisition. At the same time, Vons entered into a Standstill Agreement with KKR, Safeway Southern California, Inc., Safeway and certain of their affiliates (collectively, the "Safeway Holders") with regard to the Vons common stock that Safeway Southern California, Inc. would ultimately receive pursuant to the Safeway Acquisition and any additional shares that the Safeway Holders may acquire.

  The term of the Standstill Agreement was five years from the date of the Safeway Acquisition, and it expired on August 29, 1993. However, certain provisions thereof remain operative after expiration of the term. As long as the Safeway Holders beneficially own at least 10% of the voting stock of Vons, Vons has agreed to nominate to its Board of Directors two persons designated by the Safeway Holders; if the Safeway Holders beneficially own between 5% and 10% of the voting stock of Vons, Vons will nominate one such person. The Standstill Agreement provides further that, until the later of five years from the date of the Acquisition or the time that the Safeway Holders in the aggregate own less than 3% of the voting stock of Vons, the Safeway Holders will have the right twice to require Vons at its expense to use its best efforts to effect a registration under the Securities Act of the Vons common stock owned by them. The Safeway Holders additionally may require Vons at its expense, subject to the terms of the Standstill Agreement and to certain exceptions, to include their shares in any registered securities offering commenced by Vons.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

  Summary Compensation. The materials set forth below contain information on certain cash and non-cash compensation provided to Vons' Chief Executive Officer and the four other executive officers of the Company serving at the end of the year who were the most highly compensated executive officers for fiscal year 1994 (the "Named Officers"). The table shows total annual and long-term compensation of such individuals during the last fiscal year and certain information for the two previous fiscal years.

                           SUMMARY COMPENSATION TABLE

                                                                                        LONG-TERM
                                                                                       COMPENSATION
                                                      ANNUAL COMPENSATION                 AWARDS
                                           ------------------------------------------ --------------
                                                                                        SECURITIES
                             PRINCIPAL             BASE                OTHER ANNUAL     UNDERLYING      ALL OTHER
NAME                         POSITION      YEAR SALARY (1) BONUS (2) COMPENSATION (3) OPTIONS (#)(4) COMPENSATION (5)
- ----                     ----------------- ---- ---------- --------- ---------------- -------------- ----------------
Lawrence A. Del Santo... Vice Chairman     1994  $370,192  $228,725      $     0         375,000(6)      $ 86,014
                         and Chief         1993       N/A       N/A          N/A             N/A              N/A
                         Executive Officer 1992       N/A       N/A          N/A             N/A              N/A
Roger E. Stangeland(7).. Chairman and      1994  $606,050  $ 76,799      $     0          40,000         $121,811
                         Former Chief      1993  $700,660  $      0      $     0          40,000         $ 70,061
                         Executive Officer 1992  $690,000  $689,718      $17,493          40,000         $ 52,255
Richard E. Goodspeed.... President and     1994  $269,231  $136,000      $     0         272,500(8)      $328,226
                         Chief Operating   1993       N/A       N/A          N/A             N/A              N/A
                         Officer           1992       N/A       N/A          N/A             N/A              N/A
Robert J. Kelly......... Executive Vice    1994  $228,688  $ 45,738      $     0          14,000         $ 20,656
                         President,        1993  $246,252  $      0      $     0          14,000         $ 22,554
                         Retailing         1992  $214,000  $174,656      $ 7,007          14,000         $ 22,280
Terrence J. Wallock..... Executive Vice    1994  $203,000  $ 40,600      $     0          14,000         $ 12,258
                         President,        1993  $199,543  $      0      $     0           7,450         $ 12,452
                         General Counsel   1992  $185,456  $118,960      $     0           7,450         $ 17,414

- --------
(1) Represents the dollar value of cash base salary earned by each Named Officer during the fiscal year indicated. No non-cash base salary was earned by any of the Named Officers during the fiscal years indicated.

(2) Represents the dollar value of cash bonus earned by the Named Officer with respect to the fiscal year indicated. No non-cash bonus was earned by any of the Named Officers with respect to the fiscal years indicated.

(3) Represents reimbursement of income taxes payable by the Named Officer on account of contributions made by the Company for 1992 profit sharing plan in excess of applicable tax limits.

(4) Represents the number of stock options granted during the period. No tandem stock appreciation rights ("SARs") were issued.

(5) Represents (i) Company contributions to the profit sharing plan consisting in 1994 of $9,240 for Messrs. Stangeland and Del Santo, $6,995 for Mr. Kelly and $6,129 for Mr. Wallock; (ii) the Company's matching contribution to the profit sharing plan in 1994 consisting of $4,500 for Messrs. Stangeland, Del Santo, Kelly and Wallock; (iii) contributions to the 401
    (k) wrap-around plan for 1994 of $23,620 for Mr. Stangeland, $7,836 for Mr. Del Santo, $2,495 for Mr. Kelly, and $1,629 for Mr. Wallock; (iv) Company paid relocation costs of $64,438 for Mr. Del Santo and $328,226 for Mr. Goodspeed; (v) above-market interest (as defined in applicable regulations) accrued on compensation deferred under the 1987 deferred income plan for 1994 of $12,191 for Mr. Stangeland and $6,666 for Mr. Kelly; and (vi) payment of accrued vacation benefits of $72,260 for Mr. Stangeland.

(6) Includes discounted stock options awarded to Mr. Del Santo to acquire 175,000 shares of common stock at $4.15 per share. Such options were awarded as a one-time incentive upon becoming employed by the Company. One third of such options are vested each anniversary date.

(7) Following his resignation as Chief Executive Officer in April 1994, Mr. Stangeland continued to serve as an executive officer of the Company through January 1, 1995.

(8) Includes discounted stock options awarded to Mr. Goodspeed to acquire 97,500 shares of common stock at $4.15 per share. Such options were awarded as a one-time incentive upon becoming employed by the Company. One third of such options are vested each anniversary date.

  Option Grants. Shown below is information on grants of stock options during the last fiscal year under the Company's 1990 Stock Option and Restricted Stock Plan to the Named Officers. No restricted stock was awarded under the Plan during 1994.

                      OPTION GRANTS IN 1994 FISCAL YEAR(1)

                                                      INDIVIDUAL GRANTS
                         -----------------------------------------------------------------------------
                         SECURITIES   PERCENT OF TOTAL
                         UNDERLYING   OPTIONS GRANTED               MARKET PRICE            GRANT DATE
                           OPTIONS    TO EMPLOYEES IN    EXERCISE    AT DATE OF  EXPIRATION  PRESENT
NAME                     GRANTED (#)    FISCAL YEAR    PRICE ($/SH)    GRANT        DATE    VALUE (2)
- ----                     -----------  ---------------- ------------ ------------ ---------- ----------
Lawrence A. Del Santo...   175,000(3)      15.03%         $ 4.15       $16.58    4/26/2004  $2,539,250
                           200,000(4)      17.18%         $16.58       $16.58    4/26/2004  $1,856,000
Roger E. Stangeland.....    40,000          3.44%         $16.77       $16.77    4/18/2004  $  376,000
Richard E. Goodspeed....    97,500(3)       8.38%         $ 4.15       $16.58    4/26/2004  $1,414,725
                           175,000(5)      15.03%         $16.58       $16.58    4/26/2004  $1,624,000
Robert J. Kelly.........    14,000          1.20%         $16.77       $16.77    4/18/2004  $  131,600
Terrence J. Wallock.....    14,000          1.20%         $16.77       $16.77    4/18/2004  $  131,600

- --------
(1) Except for specific provisions of certain grants which are footnoted below, all option grants are subject to the following provisions: Options shown were granted on April 18, 1994 and are exercisable in cumulative 25% installments commencing one year from date of grant, with full vesting occurring on the fourth anniversary date. Vesting may be accelerated in certain events relating to changes in control of the Company. Options were granted at an exercise price equal to the average closing price of the Company's common stock for the ten trading days prior to the grant date. Options are nontransferable other than by will or by the laws of descent and distribution upon the death of the grantee, and will terminate one year after termination of employment by reason of retirement, disability or death, and will terminate 30 days after termination of employment for any other reason. The Plan under which all options were granted is administered by the Compensation Committee of the Board, which retains discretion, subject to certain limits, to modify the terms of outstanding options.

(2) Present value determinations were made using a Black-Scholes option pricing model based on the following assumptions: an expected stock-price volatility factor of .2592, a risk-free rate of return of 7.16%, a dividend yield of 0.00% and a time of exercise of 10 years. The actual value, if any, an executive may realize will depend on the excess of the stock price over the exercise price on the date the option is exercised, so there is no assurance the value realized by an executive will be at or near the value estimated by the Black-Scholes model.

(3) Options shown were granted on April 26, 1994, at an exercise price equal to 25% of the average closing price of the Company's common stock for the ten trading days prior to the grant date and are exercisable 33 1/3% per year beginning one year after grant. Vesting will accelerate upon death or disability or upon resignation for "Good Reason" or termination without "Cause," as both terms are defined in employment agreements with grantees. See "Executive Compensation--Employment Contracts, Retirement Agreement and Change in Control Arrangements." Options will expire (a) one year after termination of employment by reason of death or disability, (b) ten years after date of grant in the event of termination of employment by reason of retirement, and (c) 30 days after termination of employment for any other reason except resignation for "Good Reason" or termination without "Cause." All other provisions of option grant are as described in footnote (1).

(4) Options shown were granted on April 26, 1994 at fair market value and are exercisable 33 1/3% per year beginning one year after grant. Options will terminate ten years after date of grant in the event of termination by reason of retirement. All other provisions of option grant are as described in footnote (1).

(5) Options shown were granted on April 26, 1994 at fair market value and are exercisable 20% per year beginning one year after grant. Options will terminate ten years after date of grant in the event of termination by reason of retirement. All other provisions of option grant are as described in footnote (1).

  Option Exercises. Shown below is information with respect to the exercise of stock options during the last fiscal year by each of the Named Officers and the value of unexercised options held by each of them as of the end of the last fiscal year.

   AGGREGATED OPTION EXERCISES IN 1994 FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                          NUMBER OF
                                                         SECURITIES
                                                         UNDERLYING       VALUE OF
                                                         UNEXERCISED   UNEXERCISED IN-
                                                           OPTIONS    THE-MONEY OPTIONS
                                                          AT FISCAL    AT FISCAL YEAR-
                                                        YEAR-END (#)         END
                                                        ------------- -----------------
                         SHARES ACQUIRED                EXERCISABLE/    EXERCISABLE/
          NAME           ON EXERCISE (#) VALUE REALIZED UNEXERCISABLE UNEXERCISABLE (1)
          ----           --------------- -------------- ------------- -----------------
Lawrence A. Del Santo...         0            $ 0                0/      $        0/
                                                           375,000       $2,707,750
Roger E. Stangeland.....         0            $ 0          150,000/      $   49,200/
                                                                 0       $        0
Richard E. Goodspeed....         0            $ 0                0/      $        0/
                                                           272,500       $1,598,875
Robert J. Kelly.........         0            $ 0           27,375/      $   16,350/
                                                            34,000       $   17,220
Terrence J. Wallock.....         0            $ 0           16,839/      $        0/
                                                            27,061       $   17,220

- --------
(1) Based on closing price of $18.00 for the Company's common stock on the New York Stock Exchange on December 30, 1994 (the last trading day prior to the end of the fiscal year).

DEFINED BENEFIT PLANS

  The following table shows the estimated annual retirement benefit payable on a straight life annuity basis to participating employees, including officers, in the earnings and years of service classifications indicated, under the Vons Pension Plan (the "Pension Plan") and the Vons Supplemental Executive Retirement Plan ("SERP"). SERP benefits are available to officers only, and an officer qualifying for both the Pension Plan and SERP will be paid a retirement benefit in accordance with the terms of both plans. The illustration below assumes retirement at January l, 1995, at the normal retirement age of 65.

                               PENSION PLAN TABLE

                         ESTIMATED ANNUAL RETIREMENT BENEFITS
                     BASED UPON INDICATED YEARS OF SERVICE (1)(2)
      --------------------------------------------------------------------------
      REMUNERATION (3)              15 YEARS 20 YEARS 25 YEARS 30 YEARS 35 YEARS
      ----------------              -------- -------- -------- -------- --------
      $  100,000................... $ 30,000 $ 40,000 $ 40,000 $ 40,000 $ 40,000
         150,000...................   45,000   60,000   60,000   60,000   60,000
         200,000...................   60,000   80,000   80,000   80,000   80,000
         300,000...................   90,000  120,000  120,000  120,000  120,000
         400,000...................  120,000  160,000  160,000  160,000  160,000
         500,000...................  150,000  200,000  200,000  200,000  200,000
         600,000...................  180,000  240,000  240,000  240,000  240,000
         700,000...................  210,000  280,000  280,000  280,000  280,000
         800,000...................  240,000  320,000  320,000  320,000  320,000
         900,000...................  270,000  360,000  360,000  360,000  360,000
       1,000,000...................  300,000  400,000  400,000  400,000  400,000
       1,250,000...................  375,000  500,000  500,000  500,000  500,000

- --------
(1) "Years of Service" equals the total number of credited years under a plan, which may be different for purposes of the Pension Plan and the SERP.

(2) Benefits are not subject to any deduction for social security or other offset amounts.

(3) The calculation of retirement benefits generally is based upon average compensation for the highest five years of the ten years preceding retirement. Such compensation includes that listed in the Summary Compensation Table, except that the amounts shown under the column entitled "All Other Compensation" are excluded (other than the Company's annual contribution to the profit sharing plan). The SERP benefit is paid in a lump sum upon retirement in an amount equal to the actuarial value of the SERP portion of the defined benefit shown in the table.

  As of January 1, 1995, the credited years of service under both the Pension Plan and SERP for the Named Officers were as follows: Mr. Del Santo, not eligible; Mr. Stangeland, 34 years, 5 months; Mr. Goodspeed, not eligible; Mr. Kelly, 31 years, 6 months; Mr. Wallock, 3 years, 10 months. With respect to retirement benefits payable to Mr. Del Santo and Mr. Goodspeed, see "Executive Compensation--Employment Contracts, Retirement Agreement and Change in Control Arrangements."

EMPLOYMENT CONTRACTS, RETIREMENT AGREEMENT AND CHANGE IN CONTROL ARRANGEMENTS

  Employment Contracts. The Company has three-year employment contracts with Messrs. Del Santo and Goodspeed entered into as of April 26, 1994 which guarantees payment of base salaries thereunder throughout the term unless either resigns without "Good Reason" or is terminated for "Cause," as each term is defined in the contracts.

  Mr. Del Santo's agreement provides for a base salary of $550,000, with an annual bonus of up to 100% of base salary contingent upon the achievement by the Company of performance goals which are to be determined by the Company's Board of Directors. Mr. Del Santo was granted 200,000 non-qualified stock options at fair market value and 175,000 non-qualified stock options at 25% of fair market. See "Executive Compensation--Option Grants in 1994 Fiscal Year." Mr. Del Santo is also to receive upon retirement in May 1997 a monthly retirement benefit of $16,667 for the duration of his life, and, in the event of his death before retirement, his spouse is to receive the actuarially equivalent benefit (based on 100% joint and survivor benefit) of such payments. The Company was also to pay all reasonable expenses incurred by Mr. Del Santo for relocation to Southern California, including transfer of household goods and temporary living expenses through September 1994.

  Mr. Goodspeed's agreement provides for a base salary of $400,000 per year, with an annual bonus of up to 100% of base salary contingent upon the achievement by the Company of performance goals. Mr. Goodspeed was also granted 175,000 non-qualified stock options at fair market value and 97,500 non-qualified stock options at 25% of fair market value. See "Executive Compensation--Option Grants in 1994 Fiscal Year." Mr. Goodspeed is also eligible to receive retirement benefits from a SERP in accordance with the schedule of defined benefits shown in the Pension Plan Table above, but he is to receive credit for an additional five years of service upon completion of five years employment with the Company. See "Executive Compensation--Pension Plan Table."

  In the event of Mr. Goodspeed's death, his spouse will receive the actuarial equivalent benefit (based on 100% joint and survivor benefit) of the amounts set forth in the above table. In the event of termination without "Cause" or resignation for "Good Reason", as each term is defined in the contract, Mr. Goodspeed shall receive a monthly retirement benefit for life, in lieu of the above described pension benefit, in the amount of $8,333 beginning at age 65. The Company also was to pay for relocation of Mr. Goodspeed to Southern California, including the cost of transfer of household goods, temporary living expenss through October 1994, sales commission on the sale of his former residence or purchase of it at his original cost if such residence was not sold by October, 1994.

  Retirement Agreement. The Company entered into a Retirement Agreement with Mr. Stangeland in July 1994, pursuant to which Mr. Stangeland resigned his position as Chief Executive Officer but continued as an officer of the Company through the end of fiscal 1994 at his then existing salary of $606,050 per year, plus a bonus with a maximum payment of 100% of salary. See "Executive Compensation--Compensation of Executive Officers." Beginning January 2, 1995, Mr. Stangeland was to resign employment with the Company but remain as a consultant through December 31, 1996 for a fee of $269,425 per year. In the event of his death, all such payments are to be made to Mr. Stangeland's estate. Effective with the May 1995 directors' meeting, Mr. Stangeland is to resign as Chairman of the Board but remain a Board member through his existing term ending May 1997. While a consultant, he will receive no director's fees. The agreement also provided that all of Mr. Stangeland's existing stock options vest effective at his retirement and remain exercisable through their respective ten year terms. See "Executive Compensation--Aggregated Option Exercises in 1994 Fiscal Year and Fiscal Year-End Option Values." The agreement further confirms that, pursuant to the terms of the Company's SERP, Mr. Stangeland is to receive a payment of $2,790,939 upon his retirement, representing the current actuarial value of the defined benefits to which he was entitled under such plan. See "Executive Compensation--Defined Benefit Plans."

  Change in Control Arrangements. Officers of the Company (excluding Messrs. Del Santo, Stangeland and Goodspeed) are covered under a Severance Plan for Senior Management and Key Employees (the "Severance Plan"). The Severance Plan was adopted in 1992.

  Under the terms of the Severance Plan, a participating executive will generally become entitled to receive benefits if the executive's employment is terminated by the executive for "Good Reason," or by the Company without "Cause," within two years following a "Change of Control." For purposes of the Plan, a "Change of Control" is deemed to include (i) any acquisition of stock if the acquiring person would thereafter be the beneficial owner of 50% or more of the Company's voting stock, (ii) a merger or consolidation of the Company resulting in the holders of the Company's voting stock immediately prior to such transaction holding less than 50% of the total voting common stock of the surviving corporation after such transaction,

(iii) a sale or exchange of all or substantially all of the property and assets of the Company, or (iv) any change over a two-year period or less in a majority of the Board of Directors that is not approved by a majority of the directors either in office at the commencement of such two-year period or who were elected with the approval of a majority of directors in office at the commencement of such two-year period. The term "Cause" is defined to mean the commission of certain crimes, habitual neglect of duty if such neglect is not cured within five days of notice, or knowing, intentional or malicious conduct contrary to the Company's best interests that causes the Company material harm. An executive's termination of employment is deemed for "Good Reason" if any of the following occur within six months of such termination without the executive's consent: (i) substantial change in the nature, or diminution in the status, of the individual's duties or position, (ii) reduction in the annual base salary or overall value of benefits provided to the individual, (iii) failure to continue any incentive compensation plan or a reduction of the employee's relative participation without providing an alternative plan, (iv) reduction in vacation days or a material reduction in other benefits,
(v) relocation of the executive's principal place of business by more than 35 miles, or (vi) breach or failure to assume the Severance Plan or any agreement entered into pursuant to the Severance Plan; provided, that, for purposes of clauses (ii) through (iv), "Good Reason" will not exist if the aggregate value of all salary, benefits, incentive compensation and other compensation is reasonably equivalent to the value of such items before the Change of Control. The Company considers it unlikely that the employment of all of the executives anticipated to be covered under the Severance Plan would be terminated following a Change of Control.

  The benefits payable under the Severance Plan consist of a lump sum cash payment equal to from one to two and one-half times the sum of (a) the higher of (i) the executive's annual base salary at the time of termination or (ii) the highest annual base salary of the executive during the three fiscal years prior to the Change of Control, and (b) the average annual short-term incentive compensation bonus and average annual profit sharing plan contribution for the executive with respect to any of the three fiscal years preceding the executive's termination. Other benefits provided under the Severance Plan include the addition of between one and two and one-half years of credited service for all purposes under each of the Company's retirement plans, except the Profit Sharing Plan, and, subject to certain setoffs for benefits earned in subsequent employment, continuation of certain health, disability, dismemberment and life insurance benefits for three years. Participation at the two and one-half times level has been provided to Messrs. Kelly and Wallock. The Severance Plan is anticipated to have an initial term of two years and to thereafter be subject to cancellation or amendment by the Company on two years' prior notice given after the conclusion of such initial term. Benefits under the Severance Plan may be subject to an excise tax payable by the executive, and may not be deductible for tax purposes by the Company, to the extent they exceed certain limits set forth in the Internal Revenue Code and applicable state tax codes.

  The 1990 Stock Option and Restricted Stock Plan provides, under certain circumstances, for options to vest upon a change of control. See "Executive Compensation--Compensation of Executive Officers."

DIRECTOR COMPENSATION

  Directors who are not also employees of Vons receive an annual retainer fee of $20,000 per year, as well as a fee of $1,000 paid for each Board of Directors' meeting attended and a fee of $1,000 for each Committee meeting attended. In addition, the Chairpersons of the Compensation and Audit Committees each receive an annual chairperson retainer fee of $4,000.

  On September 19, 1991, the Board of Directors adopted the Directors' Stock Option Plan (the "DSOP") covering the grant of up to 225,000 shares of common stock. The DSOP was approved by shareholder vote at the Annual Meeting of Shareholders held on May 13, 1992, and became effective on that date. Members of the Board of Directors who are not also employees of Vons are eligible to receive options under the DSOP for up to a maximum of 30,000 shares of common stock. Options are granted pursuant to a formula, under which there is an appointment grant (the "Appointment Grant") which was made for all current eligible directors at the effective date of the DSOP and which will be made for new eligible directors joining thereafter. In addition, annual grants (the "Annual Grants") are awarded to all eligible directors on the date of each annual meeting of shareholders, including the meeting at which a director is first elected. Appointment Grants are made in the amount of shares which, at "fair market value," on the date of grant are equal in value to six times the annual retainer then paid to directors (currently $20,000) as adjusted from time to time. Annual Grants will be in an amount of Vons common stock equal in value on the date of grant to twice the annual retainer. The exercise price of Appointment and Annual Grants is at "fair market value." "Fair market value" of a share for purposes of the DSOP equals the average closing price for the ten trading days prior to the grant date of a share of Vons common stock on the NYSE. In 1994, Annual Grants of 2,249 shares were made to each eligible non-executive director.

  Under the DSOP, eligible directors may also elect to forego cash payment of all or a portion of their annual retainer fee, including Chairperson fees, and receive additional stock option grants instead. The exercise price of each option so granted will be discounted 20% from the "fair market value" of a share of Company common stock on the date of grant, and the number of options to be granted will be determined by dividing the discount per share into the non-cash retainer fee.

  Options under the DSOP are non-transferable except by inheritance upon an optionee's death, terminate one year after the retirement, disability or death of the optionee, and are otherwise granted for ten year terms. Director options are exercisable in cumulative 25% installments commencing six months from the date of grant and continuing on each anniversary of the date of grant thereafter, with full vesting occurring on the third anniversary date. Vesting may be accelerated in certain events relating to changes in control of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The Compensation Committee is composed of four directors: Mr. Burd, Chairman, Mr. Magowan, Mr. Rickershauser and Mr. Tauscher. For a description of the background of each of these individuals and their term of service on the Board of Directors, see "Election of Directors."

  In the Safeway Acquisition (see "General Information-Business History"), Vons paid $288.5 million in cash (including $20 million allocable to an Agreement Not to Compete) and issued 11,667,800 shares of Vons common stock to Safeway Southern California, Inc. See "Principal and Management Shareholders." The parties also agreed to share certain of the expenses incurred in connection with the Safeway Acquisition and entered into various other agreements. The Agreement Not to Compete provides that, for stated periods of time, Safeway, Safeway Southern California, Inc., its immediate parent, and their affiliates may not (a) engage in the retail grocery business in any county in California or Nevada where the Safeway subsidiaries did business immediately prior to the Safeway Acquisition, (b) permit or license any entity to use trademarks, trade rights or similar rights owned or used by them in any such county or (c) disclose any of Vons' confidential information or trade secrets. Mr. MacDonnell, a director of Safeway, and Mr. Magowan, a director and then Chief Executive Officer of Safeway, became directors of Vons after the Safeway Acquisition. Mr. Burd, current President, Chief Executive Officer and a director of Safeway, and Mr. Greene, a director of Safeway, have subsequently become directors of Vons. Under the Acquisition Agreement, each party agreed to indemnify other parties for liability arising from or relating to a breach of, or a failure to perform, certain of such party's representation(s), warrant(ies), covenant(s) or agreement(s) in the Acquisition Agreement and in certain other agreements and documents entered into or furnished pursuant to the Acquisition Agreement or any document furnished or to be furnished under the Acquisition Agreement.

  In 1994, Safeway and its affiliates sold certain inventory and other items to the Company for an aggregate amount of approximately $21.3 million. Vons sold certain inventory items to Safeway and its affiliates in 1994 for an aggregate amount of approximately $6.6 million. All such sales between the parties were on an "arm's length" basis.

  Property Development Associates is a partnership 80% owned by a subsidiary of Safeway and 20% owned by M&T Group, which is a subsidiary of Pac Trust, which is, in turn, an affiliate of KKR ("PDA"). PDA and Safeway have interests in eight supermarket properties located in Southern California which are leased to Vons. Rentals under such leases in 1994 totaled approximately $700,000. In addition, Vons is secondarily liable under four leases, for which the annual minimum rental is approximately $200,000, all of which is currently being paid by assignees. All of the leases relating to the above properties were negotiated by Vons or its predecessors on an "arm's length" basis, and none of the lease terms have been modified or amended since PDA's or Safeway's acquisition.

  In accordance with a Board of Directors' policy encouraging stock ownership by directors and authorizing loans to facilitate such ownership, Mr. Rickershauser borrowed funds from the Company in 1992 to purchase 5,000 shares of Vons common stock. The indebtedness is evidenced by promissory notes secured by the common stock purchased. The notes accrue interest at the Federal mid-term rate in effect each month and the notes and accrued interest are due on December 31, 1997. As a result, at January 1, 1995, Mr. Rickershauser was indebted to the Company in the aggregate amount of approximately $139,133, including accrued interest.

  Mr. Rickershauser serves as Chairman of the Board and Chief Executive Officer of PS Group, Inc. A subsidiary of PS Group, Inc. sells diesel fuel to the Company for use in its transportation activities. The fuel price was competitively bid and anticipates the sale to the Company of approximately 4,000,000 gallons of diesel fuel over a one-year period. In 1994 the Company purchased approximately $256,000 of diesel fuel from such subsidiary.

  Mr. Duda, Mr. Stangeland, Mr. Tauscher and other unrelated parties were partners in Newport Via Lido Associates, a California limited partnership founded in 1986 to acquire a shopping center containing office, commercial and retail space. Vons succeeded to the interest of a former supermarket operator in the center and has made annual fixed lease payments which on January 1, 1995 were approximately $100,000 under a lease for such supermarket expiring in 1996. Commencing January 1995, Mr. Tauscher no longer has an interest in the aforesaid partnership, which is now known as Lido Partners. Mr. Stangeland and Mr. Duda remain as general partners thereof. On January 31, 1995, Lido Partners and the Company entered into a new supermarket lease for an additional 20 years at a new base rent of $330,000. The parties have also agreed that Lido Partners will renovate the shopping center and that the Company will remodel its supermarket, for which it will be reimbursed $150,000 by Lido Partners. In the Company's opinion, the lease was negotiated by Vons on an "arm's length" basis on terms and conditions no less favorable to Vons then were otherwise available from independent third parties.

                      REPORT OF THE COMPENSATION COMMITTEE

  The Compensation Committee of the Board of Directors has furnished the following report on employee compensation. Such report shall not be deemed to be incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that Vons specifically incorporates the report by reference, and shall not otherwise be deemed soliciting material or be deemed filed under such Acts.

  The Compensation Committee of the Board of Directors has been responsible for the review and administration of the Company's various compensation plans, including base salaries for officers, the Company's stock option plan, and annual bonus plan.

  Chief Executive Officer Compensation.

  Mr. Del Santo, Chief Executive Officer, joined Vons from a similar position in another company in mid-year 1994 after an extensive search conducted by the Executive Committee of the Board of Directors. His compensation arrangements were negotiated prior to his joining the Company and were incorporated into an employment contract dated as of April 26, 1994. Consequently, the salary and other terms of compensation contained therein were arrived at through negotiation and without consideration of several primary factors which the Committee had previously taken into account in setting executive compensation, namely the Company's performance and its performance relevant to its peers. However, market compensation levels for similar executive positions were relied upon as in the past to provide guidance as to appropriate salary ranges for the negotiations. These comparative positions included the companies currently described in the Company's Top Ten Supermarkets peer group index set forth under the caption "Stock Price Performance" in the Company's Proxy Statement. Recent survey data shows that Mr. Del Santo's base compensation as set by his employment contract is below the median of the chief executives of the aforesaid companies.

  With respect to the bonus paid to Mr. Del Santo for 1994, the Committee viewed an appropriate bonus to be comprised of two components, the period for which Mr. Del Santo was with the Company and the period of the year of prior employment, from which he relinquished a bonus when he joined the Company. For his period with the Company, the Committee included Mr. Del Santo in the Company bonus plan for the second half of the year as described below and paid him the same percentage of target bonus earned by the officer group under that plan. The target bonus assigned was 65%, the same as his predecessor in 1993. For the first half of the year, the Committee attempted to compensate Mr. Del Santo for the bonus which he relinquished at his prior employment by awarding him one-half of the full year bonus which he had received from his prior employer in 1993. Consequently, the 1994 bonus of $228,725 paid to Mr. Del Santo represented $153,725 paid pursuant to the Vons 1994 second half plan and $75,000, which was one-half of his previous year's bonus from his prior employer. The aforesaid bonus, when added to the annualized base compensation specified in Mr. Del Santo's employment contract, results in total cash compensation which is also below the median paid to the chief executive officers of the peer group described above.

  With respect to 1995, Mr. Del Santo will be included in the Company's annual bonus plan for the entire year with amount of payout depending on the Company's achievement of financial goals based on same store sales increases and operating income. All other officers of the Company will be included within the same plan, with bonus amounts to be generated by the same financial goals, but the range of bonus payable to each officer determined by achievement of personalized goals, which may or may not be financial goals.

  The stock options awarded Mr. Del Santo when he joined the Company, 200,000 shares at fair market value and 175,000 shares at 25% of fair market value, reflected compensation for financial opportunities which were also relinquished from former employment, as well as an incentive to join the Company. The significant grants of options were also intended to tie overall compensation to the performance of the Company. In this respect, Mr. Del Santo was also asked to make a substantial investment of personal funds in Company stock, which he did by subsequently purchasing 58,900 shares of Vons common stock in the open market.

  The retirement benefit of $16,667 per month to be awarded Mr. Del Santo upon expiration of his employment contract replaces a similar benefit to which he would have been entitled at his prior employment.

  Other Officers.

  Mr. Goodspeed, President and Chief Operating Officer, joined the Company under the same circumstances as Mr. Del Santo, and his employment arrangements mirror those of Mr. Del Santo, with appropriate adjustments for position and personal situation. In 1995, his bonus participation will be generally under the same terms and conditions as Mr. Del Santo, with target bonus adjusted appropriately.

  With respect to other officers of the Company, the basic compensation structure was developed in 1991 by the Committee, with the assistance of a nationally recognized compensation consulting firm, which undertook a comprehensive review of the Company's compensation plans, resulting in the adoption of appropriate compensation levels and the basic structure of the compensation plans currently in effect. The Committee's review considered several factors, including the Company's performance, its performance relevant to its peers, and market compensation levels for similar executive positions at similarly situated companies. These included a diversified group of high performance retailers, as well as a group of supermarket retailers, including the companies currently included in the Company's Top Ten Supermarkets peer group index described under the caption Stock Price Performance in the Company's Proxy Statement. Performance measures which were reviewed included absolute levels of and/or changes in total shareholder return, return on equity, cash flow return on assets and sales and earnings per share. These measures were not assigned specific weights in the analysis. Subsequent to the 1991 review, the overall structure and makeup of and policies respecting the Company's compensation programs has not changed materially.

  Base Salary. The targeted base salary for all incumbent officers was frozen for 1994 at the 1993 level in light of the Company's financial results. Recent survey data shows that base compensation levels for officers are at or slightly below the median of those of the peer group companies listed in the Proxy Statement.

  Annual Bonus. Under the annual bonus plan, target bonuses (expressed as a percentage of annual salary), are set for each participant. For 1994, the target bonus for officers ranged from 30% to 60% of base salary, with a potential bonus payment of 0% to 100% of base compensation depending on Company and individual performance. The aforementioned target bonus and payout ranges were unchanged versus 1993. The Company's performance for 1994 (or that of the unit, department or store, as the case may be), was generally measured for purposes of bonus determination against annual budgeted earnings per share or operating profit approved by the Board at the beginning of the year as well as sales goals and cost savings achieved. Some officers' and managers' bonuses were based upon a combination of total Company performance and/or performance of his or her individual unit, department or store.

  By mid year 1994 when Messrs. Del Santo and Goodspeed joined the Company, it was apparent that the Company would be unable to meet its performance goals for the year, although some department, store or cost saving goals could be met. In order to provide additional incentive to the new management team assembled by Mr. Del Santo, the Committee, in consultation with the Board of Directors, adopted a second half bonus plan for the July through December 1994 period in which new financial and individual goals were set and target bonus awards were reset to one-half their full year level. Payments were to be made under either the existing full year plan or the new half year plan, whichever resulted in the larger payment. Bonuses were subsequently awarded in varying amounts depending on Company, unit or expense reduction targets, resulting in bonus payments ranging from approximately 10% to 25% of base salary for the officer group.

  Stock Options. Under the terms of the stock option plan, the Committee is authorized to grant all stock options. In determining the amount of the 1994 award, the Committee reviewed prior years' stock option awards. Beginning in 1992, the award for officers was determined by granting an aggregate value of options proportionate to each officer's targeted annual cash compensation (including salary and target bonus) using a variation of the Black-Scholes methodology to value each option. Subsequently the committee decided to award generally the same number of options per officer in 1993 and 1994. Option awards for other participants were similarly determined. A total of approximately 551 individuals, including officers, store managers, and middle managers, received option awards in April of 1994, at a strike price of $16.77 per share, which was determined based upon the price of the Company's stock at the time of the award, in accordance with the terms of the plan.

  The 1994 total compensation of no executive officer exceeded the limitations for deductibility recently adopted for 1994 in Section 162(m) of the Internal Revenue Code. Inasmuch as the compensation payable to Mr. Del Santo under his employment agreement can only exceed the limitation by a relatively small amount, but an amount which is contractually driven, and inasmuch as it is highly unlikely that any other executive compensation will approach the limitation, the Committee sees no reason to adopt a policy limiting executive compensation to that deductible under Section 162(m). However, at such time in the future as Messrs. Del Santo and Goodspeed exercise their discounted stock options, a deduction may not be available to the Company for the full amount of the gain on the transactions. Within the transitional period allowed, the Company will consider adopting changes to the Company's stock option plan to comply with Section 162(m).

  No member of the Committee is a former officer, current officer or employee of the Company or any of its subsidiaries, or is employed by a company whose Board of Directors includes a member of the management of the Company.

                                          Steven A. Burd
                                          Peter A. Magowan
                                          Charles E. Rickershauser, Jr.
                                          William Y. Tauscher

                            STOCK PRICE PERFORMANCE

  The information set forth below shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent Vons specifically incorporates this information by reference, and shall not otherwise be deemed soliciting material or be deemed filed under such Acts.

  The graph below compares the cumulative total return of Vons common stock with the cumulative total return of (i) the S&P 400 Mid-Cap Index and (ii) ten companies described in the footnote to the graph. The comparison covers the five-year period from the last trading day prior to the end of Vons' 1989 fiscal year to the last trading day prior to the end of Vons' 1994 fiscal year and assumes that $100 was invested at the beginning of the period in Vons common stock and in each index.

  The past performance shown for Vons common stock is not necessarily indicative of future performance.


               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN
              AMONG VONS, S&P MID CAP AND TOP 10 SUPERMARKET IND

                        PERFORMANCE GRAPH APPEARS HERE

Measurement Period                          S&P          TOP 10
(Fiscal Year Covered)        VONS           MID CAP      SUPERMARKET IND
- ---------------------        --------       --------     ---------------
Measurement Pt-  1989         $100           $100         $100
FYE   1990                    $115.39        $ 94.86      $103.19
FYE   1991                    $121.80        $142.18      $130.34
FYE   1992                    $130.77        $159.13      $149.47
FYE   1993                    $ 82.05        $181.30      $160.90
FYE   1994                    $ 92.31        $174.83      $180.65

(1) Total shareholders' return assumes reinvestment of dividends on the date such dividends were declared. The dollar amounts shown at each year-end are as of the last trading day prior to the end of the Company's fiscal year.

(2) The ten largest United States companies (measured by most recently available fiscal year revenues) which had publicly traded equity for at least the most recent three years and which derived revenue predominately from supermarket retail sales. The companies included are: American Stores Company, Albertson's, Inc., The Great Atlantic & Pacific Tea Company, Inc., Bruno's, Inc., Food Lion, Inc., Giant Food Inc., The Kroger Co., The Penn Traffic Company, Safeway Inc. and Winn-Dixie Stores, Inc. Safeway Inc. is included in the calculation beginning in 1990, which is the year in which its equity was first publicly traded. The returns of each component issuer of the group have been weighted according to each respective issuer's stock market capitalization.

                              CERTAIN TRANSACTIONS

  In his role as President Emeritus, Mr. Davila provides advisory services to the Company, primarily in the marketing area, and acts as spokesperson in the Company's advertising campaigns. For these services he is paid $120,000 annually, but receives no director's fees. From January through June 1994, because of the resignation of the former Chief Operating Officer and the implementation of an extensive new marketing campaign by the Company, Mr. Davila agreed to temporarily increase the amount of time devoted to these activities. Accordingly during such period, his compensation was increased to the annual rate of $377,000. From July through December 1994, he resumed his former more limited activities and was paid at the $120,000 annual rate.

  The Company leases a San Diego warehouse facility from Miramar Associates, a California general partnership. The general partners of Miramar Associates are Vons (50%) and Fritz Duda Interests, a Texas general partnership, (50%) of which Mr. Duda, a director of Vons, is a general partner. The lease payments to Miramar Associates approximate $1.9 million per annum. The Company believes that the terms and conditions of the lease are no less favorable to Vons than were otherwise available from independent third parties. Distributions made by Miramar Associates to the partners, representing profits after operating expenses of the partnership, were approximately $70,000 to each partner in 1994.

  For further information regarding additional certain transactions with directors, see "Executive Compensation--Compensation Committee Interlocks and Insider Participation."

                                 VOTES REQUIRED

  The nominees for election as directors who receive the vote of a plurality of the shares cast at the Meeting, a quorum being present, shall become directors at the conclusion of the tabulation of the votes. Under Michigan law and the Company's Restated Articles of Incorporation and By-Laws, abstentions, withheld votes, broker non-votes and other shares not cast will not be counted as shares cast in the election of any director.

  The holders of a majority of the common stock issued and outstanding as of the record date, present in person or represented by proxy, shall constitute a quorum at the Meeting.

COMPLIANCE WITH SECTION 16(a) OF THE SECURITIES EXCHANGE ACT OF 1934

  Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers, directors and persons who are beneficial owners of more than ten percent of the Company's common stock ("reporting persons") to file reports of ownership and changes in ownership with the Securities and Exchange Commission. Reporting persons are required to furnish the Company with copies of all
Section 16(a) forms they file.

  To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the 1994 fiscal year, all Section 16(a) filing requirements applicable to reporting persons were complied with, except that Richard E. Goodspeed, an officer of the Company, filed a report involving the purchase of 38,000 shares on Form 4 three months late.

                                 OTHER MATTERS

INDEPENDENT PUBLIC ACCOUNTANTS

  Upon recommendation of its Audit Committee, the Board of Directors of Vons has selected KPMG Peat Marwick LLP ("KPMG") to serve as independent auditors during the current fiscal year. A representative of KPMG is expected to be present at the Meeting, will have an opportunity to make a statement and will be available to answer questions, if any, from shareholders.

ANNUAL REPORT

  A copy of Vons' Annual Report to Shareholders is enclosed herewith, but is not to be considered as part of the proxy solicitation material.

  Vons will also furnish without charge a copy of its annual report on Form 10-K for the year ended January 1, 1995, including financial statements but without exhibits, to each person whose vote is solicited by this Proxy Statement. Upon request Exhibits to the Form 10-K will be furnished to shareholders of record making a written request for such Exhibits at a fee of $.50 per page, paid in advance. Requests and inquiries should be addressed to:
Mary McAboy, Vice President, Corporate Communications, The Vons Companies, Inc., 618 Michillinda Avenue, Arcadia, California 91007.

SHAREHOLDER PROPOSALS

  A proposal to be presented at the 1996 annual meeting must be received at Vons' principal executive offices no later than November 27, 1995, in order to be considered for inclusion in the proxy materials to be disseminated by the Board of Directors for such annual meeting. To be eligible for inclusion in such proxy materials, such proposals must conform to the requirements set forth in Regulation 14A under the Securities Exchange Act of 1934, as amended, as well as in Vons' By-Laws.

ADDITIONAL BUSINESS

  The Board of Directors does not know of any matter to be presented at the Meeting which is not listed on the Notice of Meeting and discussed above. If other matters should properly come before the Meeting, however, the persons named in the accompanying proxy will vote all proxies in accordance with their best judgment.

By order of the Board of Directors

/s/ TERRENCE J. WALLOCK

Terrence J. Wallock, Secretary


March 27, 1995

                           THE VONS COMPANIES, INC.
                            618 Michillinda Avenue
                           Arcadia, California 91007

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 3, 1995

Notice is hereby given that the Annual Meeting of Shareholders of The Vons Companies, Inc. ("Vons") will be held at The Vons Companies, Inc. headquarters building, 618 Michillinda Avenue, Arcadia, California 91007, on Wednesday, May 3, 1995, at 9:00 a.m. Pacific Daylight Savings Time, for the following purposes:

     1.  To elect four directors; and
     2. To transact such other business as may be properly brought before the meeting or any adjournment thereof.

Shareholders of record at the close of business on March 13, 1995, will be entitled to vote at said meeting or any adjournment thereof.

The Board of Directors urges each shareholder to read carefully the enclosed proxy statement.

Shareholders are requested to vote for their choices and to date, sign and return the enclosed proxy card in the enclosed envelope, to which no postage need be affixed if mailed in the United States. If you plan to attend the meeting and wish to vote your shares personally, you may do so at any time before the proxy is voted.

All shareholders are cordially invited to attend the meeting.

                                                Terrence J. Wallock,
                                                Secretary

March 27, 1995

                            DETACH PROXY CARD HERE
- --------------------------------------------------------------------------------
[__]

1.  Election of Directors

    FOR all nominees  [X]  WITHHOLD AUTHORITY to vote [X]  EXCEPTIONS [X]
    listed below           for all nominees listed below.

    Nominees: Lawrence A. Del Santo, Robert I. MacDonnell, Peter A. Magowan and William Y. Tauscher for the terms indicated in the Proxy Statement. (INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the "EXCEPTIONS" box and write that nominee's name in the space provided below.)
    EXCEPTIONS
              ------------------------------------------------------------------
2. To vote upon such other business as may properly come before the meeting or any adjournment or adjournments thereof as to which the undersigned hereby confers discretionary authority upon said proxies.

                                              Change of Address and/or   [X]
                                              Comments Mark Here.

                                              IMPORTANT: Please sign exactly as
                                              your name or names appear hereon.
                                              When signing on behalf of a
                                              corporation, partnership, estate,
                                              trust of the lien, indicate title
                                              of person signing.

                                              Date:                       , 1995
                                                    ----------------------

                                              ----------------------------------
                                                          Signature

                                              ----------------------------------
                                                  Signature if held jointly

Please sign, date and return this proxy           Votes MUST be indicated
card promptly using the enclosed envelope.        (X) in black or blue ink [X]